Exhibit 99.1

NATIONAL HOLDING CORPORATION ANNOUNCES
FISCAL THIRD QUARTER 2015 FINANCIAL RESULTS

Board of Directors Authorizes a $2 Million Stock Repurchase Program

Management to Host Conference Call on August13, 2015 at 9:00 a.m. ET

NEW YORK, NY, August 13, 2015 – National Holding Corporation (NASDAQ:NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking and asset management firm providing diverse services including tax preparation, today announced its financial results for the fiscal third quarter ended June 30, 2015.

Third Quarter Fiscal 2015 Financial Highlights

●	Revenue of $42.3million, versus $46.6 million for the third quarter of fiscal 2014 and $42.9 million for the second quarter of fiscal 2015
●	Investment banking revenue increased 21% to $6.4 million, a record quarter
●	Non-recurring expenses totaled $0.8 million
●	10th consecutive quarter of positive net income
●	14th consecutive quarter of positive EBITDA
●	Cash and equivalents of $30.1 million, or $2.42 per share, and no debt at 6/30/15
●	Equity of $45.8 million, or $3.68 per share, at 6/30/15

Management Commentary

“We are both pleased and encouraged by the third quarter’s underlying operating strength, which was masked at the revenue level by industry-wide weakness in brokerage commissions and at the income level by a number of non-recurring expenses totaling $0.8 million,” said Robert Fagenson, Executive Chairman and Chief Executive Officer of National Holdings Corporation.

Added Mark Goldwasser, President of National Holdings Corporation, “Our diversification strategy and expanding retail brokerage network minimized the impact of a weak trading environment on our commission revenue, which accounts for over half of our quarterly revenue. Offsetting general weakness in brokerage commissions was a further recovery in our alternative investments platform and solid investment banking results. On a comparable revenue basis versus our first two quarters of the year, we had higher Adjusted EBITDA excluding non-recurring items.

“As we stated last quarter, the continuing dislocation among independent brokerage firms is creating immediate opportunities for us to accelerate our plans to enlarge our distribution network and drive top-line growth and improve margins. We further expanded our retail brokerage network during the third quarter, adding both individuals and groups to our branch offices in the tri-state area as we’ve become a destination of choice. Year-to-date, our corporate recruiting effort has added 51 registered reps and advisors with approximately $19 million in trailing twelve month production who have expanded our assets under management by $956 million.”

Concluded Mr. Fagenson, “We continue to execute on our strategy to diversify our business lines and scale the business through continued expansion of our brokerage system while lowering the cost base of the business. Our strategy is sound and working and we remain committed to executing our top line growth initiatives while maintaining strict cost discipline in order to drive profitability gains. Looking forward, our expanding retail brokerage network, robust investment banking calendar and absence of one-off expenses suggest to us that many of the performance challenges encountered thus far this year may be behind us and that National Holdings is well positioned to achieve improved top and bottom line results.”

Fiscal Third Quarter 2015 Financial Results

National Holdings reported fiscal third quarter 2015 revenue of $42.3 million, a decline of 9% versus $46.6 million in the fiscal third quarter 2014. The Company experienced a 13% decrease in commission revenues to $24.3 million in the third quarter due to lower sales of alternative investments relative to record sales of alternative investments last year and a generally weaker market environment for trade execution. Investment banking revenue in the third quarter of 2015 increased 21% to $6.4 million driven by a strong deal pipeline with solid offerings and executions. Investment advisory revenue decreased slightly to $3.8 million. Revenues from the Company’s tax and accounting business increased slightly in the third quarter to $2.7 million. Principal transactions revenue dropped 39% to $2.4 million as volumes and spreads converged to more traditional levels versus a very favorable trading environment in the previous year’s period.

Total expenses decreased 7% to $42.0 million for the quarter ended June 30, 2015, compared with $44.9 million in the quarter ended June 30, 2014. The decrease in total expenses was primarily due to a decline in commissions, compensation and fees, which fell 7% to $35.8 million and was directly attributable to the decrease in revenues. Professional fees increased by $0.7 million or 61% to $1.7 million in the third quarter of 2015 due to higher legal expenditures as well as fees for strategic advisory services.

Income from operations for the three months ended June 30, 2015 was $0.4 million, compared with $1.7 million for the three months ended June 30, 2014. Net income for the three months ended June 30, 2015 was $0.1 million, or $0.01 per basic and diluted share, compared with net income of $1.7 million, or $0.14 per basic and diluted share in 2014. Net income in the third quarter of 2014 benefitted from the recognition of tax credits, which resulted in an effective tax rate of 2%. Adjusted EBITDA, a non-GAAP measure, was $1.0 million in the quarter ended June 30, 2015, compared with $2.3 million in the quarter ended June 30, 2014.

Balance Sheet

As of June 30, 2015, National Holdings had $30.1 million in cash and equivalents, receivables from broker dealers and clearing organizations, and marketable securities, or $2.42 per share, and no debt, versus $30.5 million, or $2.45 per share, and no debt as of September 30, 2014. The company reported total stockholder’s equity of approximately $45.8 million, or $3.68 per share, which represents a $1.3 million increase from September 30, 2014.

Share Repurchase

The Company also announced today that its Board of Directors has authorized the repurchase of up to $2 million of the Company’s common stock. Share repurchases, if any, will be made using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations. Share repurchases may commence as early as August 18, 2015, and the repurchase program will expire on September 30, 2016.

The specific number of shares the Company ultimately repurchases, and the actual timing and amount of share repurchases, will depend on market conditions and other factors, as well as the applicable requirements of federal securities law. In addition, the stock repurchase program may be suspended, extended or terminated by the Company at any time without prior notice, and the Company is not obligated to purchase a specific number of shares.

Fiscal Third Quarter 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Thursday, August 13, 2015. To participate in the conference call, please dial (800) 499-4035 or (416) 204-9269 approximately 10 minutes prior to the call. Please reference conference ID #6302602.

A live webcast of the conference call will be available at http://www.visualwebcaster.com/event.asp?id=102720. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A replay of the conference call will be available through September 1, 2015 and can be accessed by dialing (888) 203-1112 or (719) 457-0820, conference ID #6302602. A webcast replay of the conference call will also be available in the Investors section of the Company’s website following the call.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company’s National Securities subsidiary was founded in 1947. National Holdings was organized in 1999 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National Holding Corporation’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National Holding Corporation undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	September 30,
	2015	2014
	(Unaudited)
ASSETS

Cash	$24,399,000	$24,465,000
Restricted cash	218,000	92,000
Cash deposits with clearing organizations	1,005,000	1,005,000
Securities owned, at fair value	1,494,000	1,061,000
Receivables from broker-dealers and clearing organizations	4,158,000	4,985,000
Forgivable loans receivable	1,401,000	662,000
Other receivables, net	4,476,000	3,998,000
Prepaid expenses	1,277,000	932,000
Fixed assets, net	746,000	752,000
Intangible assets, net	7,540,000	7,595,000
Goodwill	6,531,000	6,531,000
Deferred tax asset, net	11,305,000	11,925,000
Other assets, principally refundable deposits	511,000	790,000
Total Assets	$65,061,000	$64,793,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Securities sold, but not yet purchased, at fair value	$249,000	$55,000
Accrued commissions and payroll payable	12,389,000	13,520,000
Accounts payable and other liabilities	5,681,000	5,715,000
Deferred clearing credit	957,000	971,000
Total Liabilities	19,276,000	20,261,000

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding
Common stock $0.02 par value, 150,000,000 shares authorized; 12,446,365 issued and outstanding at June 30, 2015 and at September 30, 2014	249,000	249,000
Additional paid-in-capital	80,307,000	79,837,000
Accumulated deficit	(34,786,000)	(35,569,000)

Total National Holdings Corporation Stockholders’ Equity	45,770,000	44,517,000

Non-Controlling interest	15,000	15,000
Total Stockholders’ Equity	45,785,000	44,532,000

Total Liabilities and Stockholders’ Equity	$65,061,000	$64,793,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended June 30,		Nine Month Period Ended June 30,
	2015	2014	2015	2014
Revenues
Commissions	$24,272,000	$27,864,000	$74,434,000	$85,777,000
Principal transactions	2,418,000	3,977,000	8,562,000	13,119,000
Investment banking	6,356,000	5,273,000	15,869,000	14,225,000
Investment advisory	3,797,000	3,839,000	11,149,000	10,775,000
Interest and dividends	946,000	906,000	2,624,000	2,723,000
Transfer fees and clearing services	1,735,000	2,105,000	6,302,000	6,873,000
Tax preparation and accounting	2,724,000	2,557,000	7,231,000	6,832,000
Other	87,000	107,000	280,000	218,000
Total Revenues	42,335,000	46,628,000	126,451,000	140,542,000

Operating Expenses
Commissions, compensation and fees	35,819,000	38,475,000	107,205,000	115,003,000
Clearing fees	681,000	860,000	2,209,000	3,001,000
Communications	1,176,000	1,217,000	3,618,000	3,548,000
Occupancy	1,021,000	1,064,000	3,046,000	3,090,000
License and registration	441,000	385,000	1,308,000	1,138,000
Professional fees	1,721,000	1,071,000	3,541,000	3,169,000
Interest	6,000	6,000	12,000	29,000
Depreciation and amortization	294,000	291,000	862,000	853,000
Other administrative expenses	819,000	1,523,000	3,241,000	4,215,000
Total Operating Expenses	41,978,000	44,892,000	125,042,000	134,046,000

Income before Income Tax Expense	357,000	1,736,000	1,409,000	6,496,000

Income tax expense	208,000	29,000	626,000	271,000
Net Income	$149,000	$1,707,000	$783,000	$6,225,000

Net income per share of common stock - Basic	$0.01	$0.14	$0.06	$0.51
Net income per share of common stock - Diluted	$0.01	$0.14	$0.06	$0.50

Weighted number of shares outstanding - Basic	12,446,365	12,324,689	12,446,365	12,208,449
Weighted number of shares outstanding - Diluted	12,491,170	12,514,128	12,495,475	12,361,012

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA as financial measures to evaluate the profitability and efficiency of the Company’s business model. EBITDA and adjusted EBITDA are not presented in accordance with GAAP.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

National Holdings Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income, as reported	$149,000	$1,707,000	$783,000	$6,225,000
Interest expense	6,000	6,000	12,000	29,000
Income taxes	208,000	29,000	626,000	271,000
Depreciation	79,000	94,000	238,000	295,000
Amortization	215,000	197,000	624,000	558,000
EBITDA	657,000	2,033,000	2,283,000	7,378,000
Non-cash compensation expense	218,000	217,000	470,000	644,000
Forgivable loan amortization	113,000	60,000	262,000	166,000
EBITDA, as adjusted	$988,000	$2,310,000	$3,015,000	$8,188,000

Contacts:

National Holdings Corporation
Robert Fagenson, Executive Chairman & Chief Executive Officer	Tel: +1 212 417 8210

LHA
Ed McGregor/Jody Burfening	Tel: +1 212 838 3777
emcgregor@lhai.com